As filed with the Securities and Exchange Commission on April 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALGOMA STEEL GROUP INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

(705) 945-2351

(Address, including zip code, of Registrant’s principal executive offices)

Algoma Steel Group Inc. Omnibus Equity Incentive Plan

(Full title of the plan)

Algoma Steel USA Inc.

1209 Orange Street

Wilmington, Delaware 19801

(Name and address of agent for service)

(302) 658-7581

(Telephone number, including area code, of agent for service)

COPIES TO:

John Naccarato Algoma Steel Group Inc. 105 West Street Sault Ste. Marie, ON P6A 7B4 Tel: (705) 945-2351	Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Tel: (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Omnibus Equity Incentive Plan, effective October 19, 2021 (the “Incentive Plan”), of Algoma Steel Group Inc. (the “Registrant”), as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, but each such document constitutes, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in each Section 10(a) prospectus. The Registrant will also furnish without charge to any person to whom a prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Corporate Secretary of Algoma Steel Group Inc. at 105 West Street, Sault Ste. Marie, ON P6A 7B4, telephone: (705) 945-2351.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with or furnished to the Commission are incorporated herein by reference:

1.

The Registrant’s prospectus (the “Prospectus”) filed pursuant to Rule 424(b) under the Securities Act (File No. 333-260534) on November  5, 2021, relating to the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-260534), originally filed with the Commission on October 27, 2021 (excluding “Financial Statements of Legato” in the “Index to Financial Statements” on page F-1 thereof and the audited and unaudited financial statements of Legato Merger Corp. set forth on pages F-64 to F-87 thereof, which are not incorporated herein by reference);

2.	All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since October 19, 2021; and

3.

The description of Common Shares contained under the section captioned “Description of Algoma Common Shares” in the Registrant’s Registration Statement on Form F-4, initially filed with the Commission on July 6, 2021, as amended from time to time (File No.  333-257732), and incorporated by reference into the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 18, 2021, including any amendment or report filed for the purpose of amending such description, including, specifically the description of Common Shares contained under the section captioned “Description of Securities - Description of Common Shares” in the Prospectus.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Also, the Registrant may incorporate by reference its future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Under the Business Corporations Act (British Columbia) (the “BCA”), a corporation may indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of whom we refer to as an eligible party), against all judgments, penalties or fines, including an amount paid to settle an action or satisfy a judgment (which we refer to as eligible penalties), and after final disposition may pay all costs, charges and expenses actually and reasonably incurred by him or her, in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity (each of which we refer to as an eligible proceeding), if: (1) in relation to the subject matter of the claim, the individual acted honestly and in good faith with a view to the best interests of such corporation or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A corporation cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A corporation may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCA, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of liabilities or payment of expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

The restated articles of the Registrant (the “Restated Articles”) require the Registrant to indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must indemnify and pay expenses in advance of the final disposition of an eligible proceeding in accordance with, and to the fullest extent permitted by, the BCA. Subject to the BCA, the Registrant may also indemnify any other person. In addition, the Restated Articles specify that failure of an eligible party to comply with the provisions of the BCA or Restated Articles, or, if applicable, any former articles, will not invalidate any indemnity to which he or she is entitled. The Restated Articles also allow for the Registrant to purchase and maintain insurance for the benefit of specified eligible parties.

The Registrant has entered into agreements with its directors and certain officers (each an “Indemnitee” under such agreements) to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our corporation or (ii) an organization of which our corporation is a shareholder or creditor if the Indemnitee serves such organization at our request.

The Registrant has purchased insurance policies relating to certain liabilities that directors and officers of the Registrant may incur in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9. Undertakings

The Registrant hereby undertakes:

(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

3.1	Restated Articles of Algoma Steel Group Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form F-4 (File No. 333-257732), filed with the Commission on September 8, 2021).

4.1	Omnibus Equity Incentive Plan, dated October 19, 2021 (incorporated by reference to Exhibit 4.8 to the Registrant’s report on Form 20-F (File No. 001-40924), filed with the Commission on October 22, 2021).

4.2	Specimen Common Share Certificate of Algoma Steel Group Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-4 (File No. 333-257732), filed with the Commission on August 17, 2021).

4.3	Investor Rights Agreement, dated as of October 19, 2021 (incorporated by reference to Exhibit 4.2 to the Registrant’s Shell Company Report on Form 20-F, filed with the Commission on October 22, 2021).

5.1	Opinion of Lawson Lundell LLP.

23.1	Consent of Deloitte LLP.

23.2	Consent of Lawson Lundell LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney (included on signature pages of this Part II).

107	Calculation of Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sault Ste. Marie, Ontario, Country of Canada, on the 1st day of April, 2022.

ALGOMA STEEL GROUP INC.

By:	/s/ Rajat Marwah
Name:	Rajat Marwah
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael McQuade, Rajat Marwah and John Naccarato, or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

NAME	POSITION	DATE

/s/ Michael McQuade	Chief Executive Officer and Director	April 1, 2022
Michael McQuade	(Principal Executive Officer)

/s/ Rajat Marwah	Chief Financial Officer	April 1, 2022
Rajat Marwah	(Principal Financial and Accounting Officer)

/s/ Andy Harshaw	Director	April 1, 2022
Andy Harshaw

/s/ Andrew E. Schultz	Director	April 1, 2022
Andrew E. Schultz

/s/ David D. Sgro	Director	April 1, 2022
David D. Sgro

/s/ Eric S. Rosenfeld	Director	April 1, 2022
Eric S. Rosenfeld

/s/ Brian Pratt	Director	April 1, 2022
Brian Pratt

/s/ Mary Anne Bueschkens	Director	April 1, 2022
Mary Anne Bueschkens

/s/ Gale Rubenstein	Director	April 1, 2022
Gale Rubenstein

/s/ James Gouin	Director	April 1, 2022
James Gouin

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Algoma Steel Group Inc. in the United States, on the 1st day of April, 2022.

ALGOMA STEEL USA INC.

By:	/s/ Rajat Marwah
Name:	Rajat Marwah
Title:	President, Chief Financial Officer and Secretary